As filed with the Securities and Exchange Commission on December 28, 2005

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
(AMENDMENT NO. 2)
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g)
OF THE SECURITIES EXCHANGE ACT OF 1934

iPAYMENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	62-1847043
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

40 Burton Hills Boulevard, Suite 415
Nashville, TN	37215
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c), check the following box. ☐
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☑
Securities Act registration statement file number to which this form relates: 333-101705
Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which
to be so Registered	Each Class is to be Registered

None	None
Securities to be registered pursuant to Section 12(g) of the Act:
Common Stock, par value $0.01
Rights to Purchase Series A Participating Preferred Stock

INFORMATION REQUIRED IN REGISTRATION STATEMENT
     The undersigned hereby amends the following items, exhibits and other portions of its Registration Statement on Form 8-A, which was initially filed on May 7, 2003 and amended on November 29, 2005 (the “Form 8-A”).

Item 1. Description of Registrant’s Securities to be Registered.
     On December 27, 2005, iPayment, Inc. (“iPayment”) entered into Amendment No. 2 (the “Second Amendment”) to the Rights Agreement, dated May 12, 2003, as amended by Amendment No. 1 thereto (such agreement as amended the “Rights Agreement”), between iPayment and Wachovia Bank, N.A., as Rights Agent. The Second Amendment, among other things, amended the definition of “Acquiring Person” in Section 1(a) of the Rights Agreement to add a provision that none of iPayment Holdings, Inc., iPayment MergerCo, Inc., any stockholder of iPayment Holdings, Inc. or any of their respective Affiliates or Associates (as such terms are defined in the Rights Agreement) shall be deemed to be an “Acquiring Person” in connection with the transactions contemplated by the Merger Agreement, provided that in the event the Merger Agreement is terminated in accordance with its terms any person or entity that would otherwise be an “Acquiring Person” shall divest a sufficient number of shares of iPayment’s common stock so that such person or entity would not be an Acquiring Person without reliance on such provision.
     A copy of the Second Amendment is attached hereto as Exhibit 7 to this Form 8-A/A and is incorporated herein by reference. The foregoing description of the Second Amendment does not purport to be complete, and is qualified in its entirety by reference to the Second Amendment.
Item 2. Exhibits.
     Item 2 of the Form 8-A is hereby amended to include the following exhibit:

No.	Description

7.	Amendment No. 2, dated as of December 27, 2005, to Rights Agreement, dated May 12, 2003, as amended by Amendment No. 1 thereto dated as of November 28, 2005, between iPayment, Inc. and Wachovia Bank, N.A., as Rights Agent.

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

iPAYMENT, INC.
Date: December 28, 2005	By:	/s/ Afshin M. Yazdian
		Name:	Afshin M. Yazdian
		Title:	Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

No.	Description

7.	Amendment No. 2, dated as of December 27, 2005, to Rights Agreement, dated May 12, 2003, as amended by Amendment No. 1 thereto dated as of November 28, 2005, between iPayment, Inc. and Wachovia Bank, N.A., as Rights Agent.